Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Formation

Myelos Corporation	Delaware

Acacia Biopharma Limited	United Kingdom

Rosemont Pharmaceuticals Limited	United Kingdom